Exhibit 99.1

February 27, 2009 (New York, NY): Clarion Capital Partners, LLC Wins Auction for Lenox Group Assets

For Immediate Release

New York, NY – Lenox Group Inc. (“Lenox”) and Clarion Capital Partners, LLC (“Clarion”) announced today that a group led by Clarion has won the bankruptcy auction to acquire substantially all the assets of Lenox, the well-known china, tabletop and giftware manufacturer and marketer. Peter Cameron, previously the CEO of Waterford Wedgwood plc and All-Clad Metalcrafters LLC will become the new CEO of Lenox as soon as the transaction closes. While the specifics of the sale are not being released, the transaction, which includes the Lenox, Dansk, Gorham and Department 56 brands, is believed to be valued at approximately $100 million inclusive of cash and assumption of certain liabilities of Lenox. The bankruptcy court approved the Clarion bid after the bidding process was reopened during a hearing on Wednesday, February 25, 2009.

Marc Utay, the founder and Managing Partner of Clarion Capital Partners said, “We are delighted to have the opportunity to invest in this truly iconic American brand. Generations of American families have embraced Lenox both in their everyday lives and on special holiday occasions when they gather with family and friends. With Lenox on firm financial footing, the Company can now devote all of its energies to capitalizing on its rich heritage and developing designs for the next generation of customers. Also, I am pleased to be working in partnership with Peter Cameron for the fourth time.”

Peter Cameron, Lenox’s incoming CEO commented, “Joining Lenox represents an extraordinary opportunity to work with one of the finest American brands. Lenox represents the high water mark in fine American china. Its product design and manufacturing capabilities are unrivaled within the US and around the world. When a customer purchases a Lenox product, he or she is purchasing the same quality and design aesthetic that has been used in the White House by each President since 1918 and is routinely used by the State Department as a gift from our nation to visiting dignitaries and royalty from around the world. How could anyone not be excited about the opportunity to work with such an American treasure?”

Marc Pfefferle, Lenox’s current CEO, said, “We are pleased that Lenox has found a home with the Clarion team which has the expertise and capital to grow our great brands. Certainly, Peter Cameron has the knowledge and experience to provide the leadership and guidance to develop the full potential of our brands and our employees.”

The transaction is expected to close in March 2009.

Miller Buckfire & Co., LLC is acting as investment banker and financial advisor to the acquisition group and Schulte Roth & Zabel LLP is providing legal counsel. Berenson & Company is acting as financial advisor to Lenox while Weil, Gotshal & Manges, LLP is providing legal counsel and Carl Marks Advisory Group LLC is providing management advice.

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Clarion Capital Partners, LLC, is a New-York based private investment firm. The firm invests in consumer products, business services, healthcare services, specialty financial services, retail and niche media and entertainment. Previous and current investments by the professionals of Clarion include All-Clad Metalcrafters (cookware), Hartmann (fine leather and travel goods), Snapple Beverage Company, The Oceanaire, Inc. (fine dining seafood restaurants), Strategic Outsourcing Inc. (business services), Great Northwest Insurance Company, Reliant HealthCare Professionals, Inc. (medical staffing), Crowe Paradis Services Corporation (insurance outsourcing), Imax Corporation (movies) and Cross MediaWorks Inc. (media services).

Lenox Group Inc. is a market leader in high quality tabletop, giftware and collectible products sold under the Lenox brand founded in 1889, as well as the Dansk, Gorham and Department 56 brand names. The company sells it products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, company-operated retail stores and direct to consumer channels.

Contact
Hampton Carney
Paul Wilmot Communications
212-206-7447
hcarney@greatpress.com